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                                                                  Exhibit 10.5

                                        August 29, 1995

Mr. Stephen Hamblett
Chairman of the Board
Providence Journal Company
75 Fountain Street
Providence, RI 02903

Dear Steve:

     This letter summarizes the agreements reached this date with regard to my resignation as Vice President-Finance and Chief Financial Officer of the Providence Journal Company (the "Company") effective December 31, 1995 or such earlier date as I commence other full-time employment (the "Effective Date"):

     1. I will continue employment in my current capacity with my current responsibilities to the extent requested by the Company until the Effective Date. The Company agrees that I shall be permitted to commence a new job search immediately. In the event I am offered fulltime employment by a new employer, I will use reasonable efforts to be available to the Company as a consultant through December 31, 1995 on mutually acceptable terms to provide an orderly transition for my successor.

     2. My base salary of $275,000 will be continued together with all employee benefits until the Effective Date. I will receive a cash payment of $190,000 less required withholdings on the Effective Date.

     3. On the Effective Date, I will be paid the so-called Change of Control cash compensation benefit of 2.99 x $440,000 or $1,315,600 less required withholdings.

     4. On the Effective Date, I will receive my fully vested interests in the Company Restricted Stock Awards (68 RSV units) and in the Stock Option Awards (65 shares).

     5. When the Company terminates the Incentive Unit Plan, I shall be paid all of my vested benefits under such IUP (305 units) in accordance with the Company's determination that 2/3 will be paid in cash and 1/3 in stock, net of taxes. I will also receive any benefits attributable to an increase in the price of Continental Common Stock, as provided in certain recent changes in the IUP, on the same basis as all other IUP participants.

     6. I shall be entitled to receive amounts payable to me under the terms of the Company Supplemental Executive Retirement Plan (the "SERP"), which shall provide an annual


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Mr. Stephen Hamblett
August 29, 1995
Page 2

lifetime retirement benefit of $63,000 per year when I reach age 65, subject to actuarial reduction if I elect a joint and survivor annuity form of payment. If at any time prior to my 65th birthday, the Company (or the New Providence Journal Company post Continental Cablevision Closing) effects any public offering of its capital stock or sells its assets or a majority of its stock is sold in a single transaction, the Company will separately fund the retirement benefit described above.

     7. The Company will continue to provide my wife and me with health insurance until the earlier of the third anniversary of my resignation or until it is replaced by a subsequent employer.

     8. I will, on September 30, 1995, purchase my Company provided vehicle under the existing Company car policy.

     9. The Company will provide me with up to $10,000 of out placement firm services if I advise the Company of the need therefor, which notification will be given before December 31, 1995, and if not then given, will be waived by me.

     10. You will provide a letter of recommendation in the form attached. You will advise other Company executives and employees that they should refer all requests for references from potential new employers to you for response.

     11. I shall be permitted to take with me all computer equipment, including the attached printer fax, provided for my personal use by the Company.

     12. You and I shall agree upon the content of all internal and external notices relating to my resignation.

     13. In consideration of the agreements set forth in this letter, the Company hereby releases and forever discharges me from any and all liabilities, causes of action, debts, claims and demands, both in law and in equity, known or unknown, fixed or contingent, which the Company has or may have.

     14. I acknowledge that the benefits in this letter are greater than would otherwise have been provided under Company separation and benefit policies. In consideration of the agreements set forth in this letter, I hereby release and forever discharge the Company, its present and former directors, shareholders, officers, employees, agents, subsidiaries, affiliated companies, and their successors and assigns (collectively, the "Company Representatives"), from any and all liabilities, causes of action, debts, claims and demands, both in law and in equity, known or unknown, fixed or contingent (herein collectively "claims"), which I have or may have including, without limitation, any claims based upon or in any way related to my employment or the cessation of my employment with the Company. The release set forth in this paragraph does not release the Company of its obligations to me under Paragraphs 1-12, inclusive, of this letter.


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Mr. Stephen Hamblett
August 29, 1995
Page 3

     The foregoing release is based upon the agreements contained herein and is given notwithstanding the fact that the termination of my employment is based upon my decision to resign from the Company to seek other opportunities in view of the downsizing of the Company as a result of the Continental Cablevision transaction.

     15. I understand that various State and Federal laws prohibit employment discrimination based upon age, sex, race, color, national origin, religion, handicap or veteran status. These laws are enforced through the Equal Employment Opportunity Commission, Department of Labor and State Human Rights Agencies. I acknowledge that I have been advised by the Company to discuss this letter with my attorney, which I have done, and he has reviewed all of the above-referenced laws with me. I have been encouraged to keep this letter for up to twenty-one days so that I can thoroughly review and understand the effect of the release set forth in Paragraph 14 before acting on it. I have carefully read and fully understand all of the provisions of this letter and the release contained herein. This letter sets forth the entire understanding between me and the Company. This letter may be changed only by an agreement in writing signed by the Company and me.

     16. I understand that I may revoke this letter at any time during the seven-day period immediately following the date of my signature below ("revocation period") by delivering written notice of my revocation to the Company. This letter shall become effective upon expiration of the revocation period.

     Please confirm the agreement of the Company as to the foregoing.

                                       Very truly yours,

                                       /s/ James F. Stack

                                       James F. Stack


Read and confirmed this 29th
day of August, 1995.


PROVIDENCE JOURNAL COMPANY

By: /s/ Stephen Hamblett
   ---------------------------------
   Stephen Hamblett
   Chairman of the Board


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                    The Providence [LOGO] Journal Company

          75 Fountain Street, Providence, RI 02902  (401) 277-7000

STEPHEN HAMBLETT
CHAIRMAN AND PUBLISHER
CHIEF EXECUTIVE OFFICER


August 24, 1995

To Whom It May Concern:

James F. Stack was Vice President - Finance and Chief Financial Officer of the Providence Journal Company from July 1991 through December 31, 1995. Jim was recruited from his CFO position at Meredith Corporation.

As CFO of the Providence Journal Company some of Jim's significant contributions include:

* Managing all financial elements (particularly tax planning) of the very complex $1.4 billion merger of our cable television division with Continental Cablevision.

* Initiated the improvement of our financial reporting systems utilizing Oracle technology.

* Centralized the accounting functions for the corporation in one location.

* Improved communication of financial information to our Board of Directors and significant shareholders.

* Cleaned up several balance sheet items including, for example, the sale of a hotel in a down market.

With the downsizing of the company (revenues will be reduced from $600 million to $300 million a year), Jim requested approval to pursue other opportunities outside the Company. Considering the dramatic change in the Company, his decision is certainly understandable.

During my four year association with Jim, I found him to be a very diligent, enthusiastic, reliable executive of the highest integrity.

I will be more than happy to discuss his qualifications in greater detail..

Respectfully,

/s/ Stephen Hamblett

Stephen Hamblett

The Providence Journal-Bulletin * Colony Communications * Providence Journal
                      Broadcasting * King Broadcasting